EXHIBIT 99.1
KBR Reports Strong Third Quarter 2020 Financial Results

•Reports strong earnings, cash generation and book-to-bill; raises 2020 earnings and cash guidance
•Delivers continuing momentum and growth in high-end, enduring businesses
•Closes highly strategic Centauri acquisition

HOUSTON, Texas - October 29, 2020 - KBR, Inc. (NYSE: KBR), today announced strong third quarter 2020 financial results after another solid quarter of earnings, margin performance, bookings and cash generation.

“Our people, with their unwavering commitment, focus and agility, continue to deliver outstanding results for our customers and drive operational excellence amidst the global pandemic. Together, these attributes have the business performing across all key metrics - earnings, margins, cash and book-to-bill,” said Stuart Bradie, President and CEO of KBR. “Our strategy of advancing upmarket to expand high-end offerings is evident in the growth and bookings momentum realized across our space, technology, science and systems engineering businesses, underscoring the resilience of our business model and giving us the confidence to increase the fiscal 2020 cash and earnings guidance.”

Bradie continued, “We also took a major step forward in executing our strategy with the completion of the Centauri acquisition in early October, accelerating growth into critical national security missions and strengthening our position as a provider of high-end, digitally enabled solutions and technologies in attractive end markets.”  The addition of Centauri is firmly aligned with KBR’s strategy to continually grow its business in differentiated, upmarket areas that provide attractive returns, growth and cash conversion.  “We are pleased to welcome our Centauri colleagues to KBR and thank every member of our combined team of teams for their commitment to advancing our strategy to create long-term value for stakeholders.”

Summarized Third Quarter 2020 Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions, except share data	2020	2019	2020	2019

Revenues	$1,379	$1,425	$4,301	$4,187
Operating income	$93	$104	$12	$274
Adjusted EBITDA[1]	$125	$131	$344	$354

Earnings (loss) per share:
Diluted earnings (loss) per share	$0.36	$0.39	$(0.64)	$1.01
Adjusted EPS[1]	$0.44	$0.45	$1.22	$1.21

Operating cash flows:
GAAP operating cash flows	$95	$118	$245	$199
Adjusted operating cash flow[1]	$90	$118	$269	$199
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

While revenue in the company’s high-end, technically differentiated businesses supporting space superiority, science and systems engineering increased during the quarter, overall revenue decreased primarily due to reduced activity in Middle East contingency operations and in the legacy Energy Solutions business due to previously announced portfolio shaping actions. Adjusted EBITDA and margins continue to be strong at 9% at the group level with ongoing healthy Government Solutions performance, superb Technology Solutions performance and Energy Solutions performance as planned. Year to date, the company reported $269 million of adjusted operating cash flow with all segments contributing at or above expectations. Book-to-bill of 1.1x for the company, excluding the impact of PFIs, is a healthy signal of future growth with Government Solutions posting 1.3x, Technology Solutions posting 1.3x and Energy Solutions posting 0.5x.

Liquidity and Capital Structure
On September 30, 2020, the company completed a private offering of $250 million of 4.750% Senior Notes due 2028 (the "Notes"). The Notes are senior unsecured obligations of KBR and are fully and unconditionally guaranteed by each of the company’s existing and future domestic subsidiaries. Net proceeds of approximately $245 million after fees and offering expenses were used to finance a portion of the purchase price for the Centauri acquisition that closed on October 1, 2020. Interest is payable semi-annually in arrears on March 30 and September 30 of each year, beginning on March 31, 2021, and the principal is due on September 30, 2028.

Following the close of the Centauri acquisition, the company’s net leverage ratio was 2.5x.

Guidance
For FY 2020, KBR has increased GAAP EPS guidance to $(0.58) to $(0.38), increased Adjusted EPS guidance to $1.60 to $1.80, increased GAAP operating cash flow guidance to $375 million to $395 million, and increased adjusted operating cash flow guidance to $270 million to $290 million.

The company intends to provide FY 2021 guidance in connection with its fourth quarter 2020 earnings announcement.

About KBR

KBR is a global provider of differentiated professional services and solutions across the asset and program life cycle within the government and technology sectors. KBR employs approximately 28,000 people worldwide, with customers in more than 80 countries and operations in 40 countries.

KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
This press release contains forward-looking statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this press release.
These risks and uncertainties include, but are not limited to:

•
the potentially global impact of uncertainties related to the 2020 U.S. Presidential and Congressional elections, including regulatory changes or changes to funding related to our lines of business that could be less favorable. Because we generate a substantial portion of our revenues from contracts with U.S. government agencies, our operating results could be adversely affected by spending caps or changes in budgetary priorities, as well as by delays in the government budget process, program starts or the award of contracts or task orders under contracts. Changes in spending authorizations and budgetary priorities may occur as a result of the shifts in spending priorities from defense-related and other programs as a result of competing demands for federal funds and the number and intensity of military conflicts and other factors;

•
operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•
the COVID-19 pandemic has increased the severity and duration of world health events, including volatility in the capital markets, deteriorating financial conditions or bankruptcy, and related economic repercussions resulting from severe disruption in multiple industries, which may negatively impact our clients' ability to meet their payment obligations to us in a timely manner; and

•
the level of capital spending and access to capital markets by industrial companies, including significant reductions and potential additional reductions in capital expenditures in response to commodity prices and dramatically reduced demand.

Additional information about potential risk factors that could affect our business and financial results is included in our Form 10-K filed on February 24, 2020 and any subsequent Forms 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Government Solutions	$980	$978	$2,860	$2,986
Technology Solutions	71	96	232	281
Energy Solutions	327	351	1,205	919
Non-strategic Business	1	—	4	1
Total revenues	1,379	1,425	4,301	4,187
Gross profit (loss):
Government Solutions	129	110	370	312
Technology Solutions	30	30	82	83
Energy Solutions	15	21	55	81
Non-strategic Business	(2)	7	(7)	7
Total gross profit	172	168	500	483
Equity in earnings of unconsolidated affiliates:
Government Solutions	9	7	21	21
Energy Solutions	4	2	9	16
Non-strategic Business	—	—	—	(13)
Total equity in earnings of unconsolidated affiliates	13	9	30	24
Selling, general and administrative expenses
Government Solutions	(43)	(28)	(112)	(93)
Technology Solutions	(6)	(7)	(18)	(21)
Energy Solutions	(15)	(14)	(48)	(48)
Corporate	(25)	(25)	(81)	(80)
Total selling, general and administrative expense	(89)	(74)	(259)	(242)
Acquisition and integration related costs	(2)	—	(2)	(2)
Goodwill impairment	—	—	(99)	—
Restructuring charges and asset impairments	(1)	—	(176)	—
Gain on disposition of assets	—	1	18	11
Operating income	93	104	12	274
Interest expense	(18)	(25)	(60)	(76)
Other non-operating (loss) income	(4)	3	1	10
Income (loss) before income taxes and NCI	71	82	(47)	208
Provision for income taxes	(19)	(24)	(24)	(58)
Net income (loss)	52	58	(71)	150
Net income attributable to noncontrolling interests	—	(2)	(20)	(6)
Net income (loss) attributable to KBR	$52	$56	$(91)	$144
Adjusted EBITDA[1]	$125	$131	$344	$354
Diluted EPS	$0.36	$0.39	$(0.64)	$1.01
Adjusted EPS[1]	$0.44	$0.45	$1.22	$1.21
[1] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$949	$712
Accounts receivable, net of allowance for credit losses of $12 and $14	976	938
Contract assets	167	215
Other current assets	115	146
Total current assets	2,207	2,011
Claims and accounts receivable	31	59
Property, plant, and equipment, net	111	130
Operating lease right-of-use assets	113	175
Goodwill	1,179	1,265
Intangible assets, net of accumulated amortization of $207 and $184	455	495
Equity in and advances to unconsolidated affiliates	825	846
Deferred income taxes	250	236
Other assets	137	143
Total assets	$5,308	$5,360

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$584	$572
Contract liabilities	355	484
Accrued salaries, wages and benefits	252	209
Nonrecourse project debt	10	11
Operating lease liabilities	39	39
Other current liabilities	193	186
Total current liabilities	1,433	1,501
Pension obligations	223	277
Employee compensation and benefits	107	115
Income tax payable	95	92
Deferred income taxes	16	16
Nonrecourse project debt	2	7
Long-term debt	1,314	1,183
Operating lease liabilities	154	192
Other liabilities	251	124
Total liabilities	3,595	3,507
KBR shareholders' equity:
Paid-in capital in excess of par	2,219	2,206
Accumulated other comprehensive loss	(1,014)	(987)
Retained earnings	1,300	1,437
Treasury stock	(817)	(817)
Total KBR shareholders' equity	1,688	1,839
Noncontrolling interests	25	14
Total shareholders' equity	1,713	1,853
Total liabilities and shareholders' equity	$5,308	$5,360

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019

Cash flows from operating activities:
Net income (loss)	$(71)	$150
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74	76
Equity in earnings of unconsolidated affiliates	(30)	(24)
Deferred income tax benefit	(11)	—
Gain on disposition of assets and investments	(18)	(11)
Goodwill impairment	99	—
Asset impairments	91	—
Other	25	20
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	(50)	(123)
Contract assets	49	(52)
Accounts payable	15	83
Contract liabilities	(124)	82
Accrued salaries, wages and benefits	46	31
Other assets and liabilities	150	(33)
Total cash flows provided by operating activities	245	199
Cash flows from investing activities:
Purchases of property, plant and equipment	(8)	(10)
Investments in equity method joint ventures	(22)	(146)
Proceeds from disposition of assets and investments	1	8
Acquisition of businesses, net of cash acquired	(9)	—
Total cash flows used in investing activities	(38)	(148)
Cash flows from financing activities:
Borrowings on long-term debt	359	—
Payments on short-term and long-term borrowings	(270)	(54)
Debt issuance costs	(3)	—
Payments of dividends to shareholders	(40)	(34)
Net proceeds from issuance of common stock	3	3
Payments to reacquire common stock	(4)	(4)
Distributions to noncontrolling interests	(3)	(6)
Other	(1)	(2)
Total cash flows provided by (used in) financing activities	41	(97)
Effect of exchange rate changes on cash	(11)	(12)
Increase (decrease) in cash and equivalents	237	(58)
Cash and equivalents at beginning of period	712	739
Cash and equivalents at end of period	$949	$681

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	September 30,	December 31,
	2020	2019
Government Solutions	$10,868	$10,960
Technology Solutions	582	579
Energy Solutions	1,345	3,097
Total backlog	$12,795	$14,636

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.5 billion at September 30, 2020 and $2.6 billion at December 31, 2019. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $53 million at September 30, 2020 and $78 million at December 31, 2019.

We estimate that as of September 30, 2020, 31% of our backlog will be executed within one year. Of this amount, 87% will be recognized in revenues on our condensed consolidated statement of operations and 13% will be recorded by our unconsolidated joint ventures. As of September 30, 2020, $68 million of our backlog relates to active contracts that are in a loss position.

As of September 30, 2020, 10% of our backlog was attributable to fixed-price contracts, 53% was attributable to PFIs and 37% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2020, $8.9 billion of our Government Solutions backlog was currently funded by our customers. As of September 30, 2020, we had approximately $3.0 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and nine-months ended September 30, 2020 and 2019 considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and nine-months ended September 30, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2020	2019	2020	2019

Net Income (Loss) Attributable to KBR	$52	$56	$(91)	$144
Add Back:
Interest expense	18	25	60	76
Provision for income taxes	19	24	24	58
Other non-operating (loss) income	4	(3)	(1)	(10)
Depreciation and amortization	26	28	74	76
Consolidated EBITDA	$119	$130	$66	$344
Add back:
Restructuring and impairment charge, net of NCI	1	—	270	—
Non-cash gain from legal entity rationalization	—	—	(7)	—
Ichthys commercial dispute costs	1	—	7	—
Legacy legal fees	2	1	6	8
Acquisition and integration related costs	2	—	2	2
Adjusted EBITDA	$125	$131	$344	$354

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the three- and nine-months ended September 30, 2020 and 2019 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and nine-months ended September 30, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and nine-months ended September 30, 2020 and 2019 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended September 30,
	2020	2019

Diluted earnings per share	$0.36	$0.39
Add backs:
Ichthys interest and commercial dispute costs	$0.03	$0.02
Non-cash imputed interest on conversion option	$0.01	$0.01
Amortization related to acquisitions	$0.02	$0.02
Legacy legal fees	$0.01	$0.01
Acquisition and integration related costs	$0.01	$—
Adjusted EPS	$0.44	$0.45

We have calculated the Adjusted EPS for the 2020 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings per share guidance:	$(0.58)	$(0.38)
Adjustments:
Restructuring and impairment charge, net of NCI	$1.86
Non-cash gain from legal entity rationalization(1)	$(0.04)
Ichthys interest and commercial dispute costs	$0.13
Non-cash imputed interest and conversion option(2)	$0.06
Amortization related to acquisitions	$0.10
Acquisition and integration cost	$0.03
Legacy legal fees	$0.04
Adjusted EPS Guidance	$1.60	$1.80
(1) (Gain) / loss on close-out of legal entities will vary based on actual entities closed during the year (2) Conversion option will be calculated and adjusted quarterly based on KBR trading price

Adjusted Cash Flows Provided by Operating Activities

Adjusted operating cash flows for 2020 guidance is considered a non-GAAP financial measure under SEC rules because the Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows afford investors a view of what management considers KBR's core operating cash flow performance for 2020 guidance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flow for each of the three- and nine-months ended September 30, 2020 and 2019 by adjusting operating cash flow provided by operating activities for the item included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2020	2019	2020	2019

Cash flows provided by operating activities	$95	$118	$245	$199
Adjustments:
Add back impact of major project advance workoff	14	—	64	—
Remove CARES Act temporary tax payment relief	(19)	—	(40)	—
Adjusted operating cash flows	$90	$118	$269	$199

We have calculated the Adjusted operating cash flows for the 2020 guidance by adjusting cash flows provided by operating activities for the item included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$375	$395
Adjustments:
Add back impact of major project advance workoff	75
Remove CARES Act temporary tax payment relief	(60)
Remove receivable monetization related to acquisition	(120)
Adjusted operating cash flows guidance	$270	$290